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Contact:
Russell Skibsted
Sr. Vice President and Chief Financial Officer
Aeolus Pharmaceuticals, Inc.(949) 481-9825

AEOLUS AWARDED CONTRACT FULLY VALUED AT $118 MILLION FROM
BARDA TO DEVELOP TREATMENT FOR LUNG ACUTE RADIATION SYNDROME

•	Contract, with options, valued at up to $118 million over 5 years
•	Funding would bring AEOL 10150 from its current stage of development to FDA approval
•	Safety, CMC and other programs funded by BARDA can be used to support NDA in oncology or other indications
•	Funding is for Research and Development only - Procurement, if made, would be in addition to this contract

MISSION VIEJO, California – February 15, 2010— Aeolus Pharmaceuticals, Inc. (OTC: AOLS), a biopharmaceutical company developing a new class of broad spectrum catalytic antioxidant compounds that reduce oxidative stress, inflammation, and subsequent tissue damage-signaling cascades resulting from radiation exposure, today announced that the Biomedical Advanced Research and Development Authority (BARDA), part of the Department of Health and Human Services (HHS), has awarded Aeolus a contract for the advanced development of AEOL 10150 as a medical countermeasure (MCM) against the pulmonary sub-syndrome of acute radiation syndrome (ARS).

Under terms of this cost plus, fixed fee development contract, Aeolus will receive $10.4 million in the first year base period of performance and up to an additional $107.5 million in options , if exercised by BARDA, for a total contract value of up to $118 million. In addition to fully covering the cost of development of AEOL 10150 as an MCM for Lung ARS, the Company believes that the contract with BARDA will substantially cover all of the costs associated with the preclinical, chemistry, manufacturing, and controls (CMC) and toxicology necessary for the oncology indications, plus a large safety study in humans. A procurement of AEOL 10150 for the Strategic National Stockpile could occur after approval from the U.S. Food and Drug Administration, if obtained, or sooner under an Emergency Use Authorization (EUA). Under the Company’s development plan, documents for submission of an EUA would be prepared and submitted to the government in approximately 2 ½ years. The value of a procurement, if any, is not included in the contract value announced herein.

 “We are excited to have the support of BARDA for this important program and look forward to a highly productive relationship to develop an effective countermeasure to the pulmonary effects of ARS,” said John L. McManus, Chief Executive Officer and President of Aeolus Pharmaceuticals, Inc. “This contract will allow us to accelerate the development of 10150 as a medical countermeasure, and it will also, importantly, allow us to expand its development for use in oncology indications, where it would be used in combination with radiation therapy. We believe that the dual-use, broad-spectrum characteristics of AEOL 10150 make it a very unique and exciting compound with excellent potential.”

AEOL 10150 is currently also being studied by the National Institutes of Health’s (NIH) National Institute of Allergy and Infectious Diseases (NIAID) Radiation/Nuclear Medical Countermeasures development program as a countermeasure for radiation exposure to the gastrointestinal tract and by NIH CounterACT as countermeasure against chlorine gas and sulfur mustard gas exposure.

Aeolus is pleased to partner with HHS-BARDA, the University of Maryland, Duke University, Johnson Matthey Pharma Services, Albany Molecular Research and Symbion Research International in this comprehensive development program. Development of AEOL 10150 to submission of a New Drug Application (NDA) in the indication of the pulmonary sub-syndrome of ARS is expected to take approximately five years.

The Company plans to initiate a Phase I study of AEOL 10150 in oncology in the 1st half of 2011.

About Acute Radiation Syndromes (ARS)

Immediately after exposure, the most critical components of acute radiation syndrome are the hematopoietic (bone marrow) and early-onset gastrointestinal (GI) syndromes because symptoms begin very quickly and can be lethal.  However, depending on the level and location of radiation exposure, much of the lethality of both hematopoietic and early-onset gastrointestinal syndromes are potentially avoidable with proper treatment, including supportive care (fluids and antibiotics) and Neupogen, leaving complications to later responding tissues subsequently becoming a major problem.

In situations of accidental exposure, it was initially assumed that a whole-body dose exceeding 10 Gy was inevitably fatal.  However, experience with nuclear accident victims suggests that when patients survive gastrointestinal and bone marrow syndromes, respiratory failure become the major cause of death.  This effect is known as a delayed effect of acute radiation exposure (DEARE).

About Cancer Radiation Therapy
According to the American Cancer Society, cancer is the second leading cause of death by disease representing one out of every four deaths in the United States. According to the Radiological Society of North America, about 50 to 60 percent of cancer patients are treated with radiation at some time during their disease. The NIH estimates overall costs of cancer in 2008 in the United States at $228.1 billion: $93.2 billion for direct medical costs, $18.8 billion for indirect morbidity costs (costs of lost productivity due to illness) and $116.1 billion for indirect mortality costs (cost of lost productivity due to premature death).

About BARDA

The Biomedical Advanced Research and Development Authority (BARDA), within the Office of the Assistant Secretary for Preparedness and Response in the U.S. Department of Health and Human Services, provides an integrated, systematic approach to the development and purchase of the necessary vaccines, drugs, therapies, and diagnostic tools for public health medical emergencies. BARDA was established to provide funding and coordination to address challenges in medical countermeasure development. BARDA was created to increase funding for advanced research and development and to better coordinate the U.S. government’s medical countermeasure development and acquisition process. BARDA manages Project BioShield, which includes the procurement and advanced development of medical countermeasures for chemical, biological, radiological, and nuclear agents, as well as the advanced development and procurement of medical countermeasures for pandemic influenza and other emerging infectious diseases that fall outside the scope of Project BioShield.

 About AEOL 10150
AEOL 10150 is a broad-spectrum catalytic antioxidant specifically designed to neutralize reactive oxygen and nitrogen species. The neutralization of these species reduces oxidative stress, inflammation, and subsequent tissue damage-signaling cascades resulting from radiation exposure. The Company believes that AEOL 10150 could have a profound beneficial impact on people who have been exposed, or are about to be exposed, to high-doses of radiation in the treatment of oncology.

AEOL 10150 has already performed well in animal safety studies, was well-tolerated in two human clinical trials, and has demonstrated statistically significant survival efficacy in an acute radiation-induced lung injury model. AEOL 10150 is also currently in development for use as both a therapeutic and prophylactic drug in cancer patients.

About Aeolus Pharmaceuticals
Aeolus Pharmaceuticals is developing a new class of catalytic antioxidant compounds that protects healthy tissue from the damaging effects of radiation. Its first compound, AEOL 10150, is being developed for oncology indications, where it is used in combination with radiation therapy. It is also being developed, with funding by the US Government, as a medical countermeasure against chemical and radiological weapons, where its initial target indications are as a protective agent against the effects of acute radiation syndrome and delayed effects of acute radiation exposure. Aeolus’ strategy is to leverage the substantial investment in toxicology, manufacturing, and preclinical and clinical studies made by US Government agencies in AEOL 10150 to efficiently develop the compound for use in oncology. For more information, please visit Aeolus’ corporate website at www.aeoluspharma.com.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs and any potential future submissions or applications to the FDA. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, receipt of funding under the contract with BARDA, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Annual Report on Form 10-K for the year ended September 30, 2009. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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